Exhibit 99
Titan International Announces Record Year 2012
Sales increased 22%, Net Income increased 64%

Quincy, IL. - Titan International, Inc. (NYSE: TWI)
February 25, 2013

Fourth quarter summary:

•	Record sales for fourth quarter 2012 were $493.6 million, as compared to $402.9 million in the fourth quarter of 2011.

•	Fourth quarter gross profit decreased to $51.5 million from $58.5 million in 2011.

•	Fourth quarter loss from operations was ($1.1) million, compared to income of $19.5 million for last year’s fourth quarter.

•	Cash and investments at December 31, 2012, was $189.1 million, compared to a balance of $134.9 million at September 30, 2012.

•	Inventory at December 31, 2012, was $366.4 million, compared to $247.8 million balance at September 30, 2012.

Full year summary:

•	Year-to-date sales for 2012 were the highest in company history at $1,820.7 million, as compared to $1,487.0 million in 2011, an improvement of 22.4 percent.

•	Gross profit for 2012 was $294.1 million, or 16.2 percent of net sales, as compared to $232.1 million, or 15.6 percent of net sales in 2011. Year over year the gross profit increased 26.7 percent.

•	Income from operations in the current year was $174.7 million, compared to $132.2 million in 2011, an increase of 32.2 percent.

•	Net income for year-end 2012 was $95.6 million, compared to $58.2 million in 2011, an increase of 64.3 percent.

•	Cash and investments at December 31, 2012, was $189.1 million, compared to the $129.2 million balance at December 31, 2011.

•	Inventory at December 31, 2012, was $366.4 million, compared to the $190.9 million balance at December 31, 2011.

Statement of Chief Executive Officer:

CEO and Chairman, Maurice Taylor commented, “This past year was a record year in every way. We added to our global footprint with the purchase of Titan Europe and Planet Group located in Perth, Australia.  Both additions will expand our business opportunities in the agriculture and construction/earthmoving markets.  The fourth quarter had two negative problems: One, the construction slow down in Europe and its effect on the newly acquired Titan Europe Business, and the extra costs due to the start up of the wheel facility resulting from the earthquake in Italy. Insurance claims should cover the cost of the damage sustained and we have seen a strengthening of the market for the steel track business.

“One of the biggest problems in the quarter was in the performance of the three U.S. tire plants. I believe most of this had to do with the unionized work force due to the fact that both Freeport and Bryan have been working for the past two years under a best and final proposed contract.The Company and the Union have been negotiating the terms of a new CBA since September 2012.  The Union is in the process of reviewing the proposed CBA.  The Union has told Titan that they expect all three Titan Tire plants to vote on the new four year proposed contract the week of March 4, 2013.  Titan believes this proposed contract is fair to our employees and the company.

The farm business for 2013 will continue to be strong as is mining. The construction side is starting to show a little strength in the United States.  The management team at Titan is building a strong and growing company for our employees and stockholders.”

 Financial overview:

Sales: Titan International Inc. recorded net sales of $493.6 million for fourth quarter of 2012, as compared to fourth quarter 2011 sales of $402.9 million. For the year, net sales for 2012 were $1,820.7 million, as compared to $1,487.0 million at year-end 2011, an increase of 22.4 percent.

Gross profit: Gross profit for fourth quarter 2012 was $51.5 million, or 10.4 percent of net sales, as compared to $58.5 million in 2011, or 14.5 percent of net sales.  Gross profit for the year of 2012 was $294.1 million, or 16.2 percent of net sales, as compared to $232.1 million, or 15.6 percent of net sales, for 2011. The increase in gross profit margin for the year was primarily due to productivity gains on the higher sales volumes and select price increases on certain products that exceeded the increase in raw material costs, as well as sales mix changes to larger products that generally carry higher margins.

Selling, general and administrative expenses: SG&A expenses for the fourth quarter of 2012 were $46.4 million, as compared to $35.5 million at the same time in 2011.  For the year, SG&A was $126.2 million, as compared to $85.9 million for the year ended December 31, 2011.  The higher SG&A expenses were primarily the result of an increase of selling and marketing expenses related to the increased sales levels and increased information technology expenses, an increase in incentive compensation, and acquisition related costs.

Supply agreement termination income:  In May 2012, Titan and Goodyear terminated the supply agreement between the two parties and entered into a new agreement under which Titan will sell these products directly to third party customers and pay a royalty to Goodyear.  The remaining balance of the supply agreement liability of $26.1 million was recorded to income as the Company is no longer obligated to sell the products at below market prices.

Income (loss) from operations:  Loss from operations was ($1.1) million in the fourth quarter of 2012, compared to income of $19.5 million in fourth quarter 2011.  Income from operations was $174.7 million for the year ended December 31, 2012, compared to $132.2 million for the year ended December 31, 2011.

Noncash convertible debt conversion charge:  In 2011, Titan closed an exchange agreement converting approximately $59.6 million of the 5.625% convertible notes into approximately 6.6 million shares of the Company’s common stock.  In connection with the exchange, the Company recognized a noncash charge of $16.1 million.

Noncash Titan Europe Plc gain:  In the fourth quarter of 2012, Titan acquired Titan Europe Plc. Prior to the acquisition, Titan held a 21.8% ownership percentage in Titan Europe, which had a fair value on the acquisition date of $31.7 million. As a result of recording the fair value of the investment on the acquisition date, a gain of $26.7 million was recorded on Titan's previously held interest in Titan Europe.

Net income (loss): Net loss was ($3.5) million for the fourth quarter of 2012,  compared to net income of $14.5 million in fourth quarter 2011. Year-to-date 2012 net income was $95.6 million, as compared to $58.2 million in 2011.

Cash and investments balance: Cash at December 31, 2012, was $189.1 million compared to $129.2 million balance at December 31, 2011.  The increase in the cash balance was primarily due to the addition of Titan Europe.

Inventory: Inventory at December 31, 2012, was $366.4 million compared to $190.9 million balance at December 31, 2011.  The increase in inventory was due to the Titan Europe acquisition.

Capital expenditures: Titan’s capital expenditures for 2012 and 2011 were $65.7 million and $35.7 million, respectively.  The capital expenditures in each year were used primarily for updating manufacturing equipment, expanding manufacturing capacity and for further automation at our facilities.

Depreciation and amortization: The Company’s depreciation and amortization at December 31, 2012, was $54.1 million, compared to $44.9 million for year-ended December 31, 2011.

Net debt (debt less cash and investments):  Net debt at December 31, 2012, was $398.1 million, compared to $200.4 million at December 31, 2011.  Increase is due to the acquisition of Titan Europe.

Acquisitions:

During the fourth quarter, Titan acquired 100% of the outstanding stock of Titan Europe Plc (Titan Europe).  Titan Europe is an international engineering group which designs and manufactures wheels, undercarriage components and assemblies for tracked and wheeled “off-road vehicles”.  Prior to the acquisition, Titan held a 21.8% ownership percentage in Titan Europe.  Titan Europe shareholders received one share of new Titan common stock for every 11 Titan Europe shares held.  A total of 6,257,011 new shares of Titan common stock were issued with a value of $121.8 million.  In addition, Titan paid cash of $5.6 million for option payouts and partial shares.  Titan’s previous investment in Titan Europe had a fair value on the acquisition date of $31.7 million.  Total consideration including the value of stock issued, cash payments, and the fair value of previously held Titan Europe shares totaled $159.1 million.  A gain of $26.7 million was recorded on Titan’s previously held interest in Titan Europe which was recorded as Noncash Titan Europe Plc gain in the consolidated statement of operations.

Subsequent Events:

In January 2013, Titan was approached by a note holder of the Company's 5.625% convertible senior subordinated notes due 2017 (convertible notes), with an offer to exchange the note holder's convertible notes for the Company's common stock. The two parties privately negotiated an agreement to exchange approximately $52.7 million in aggregate principal amount of the convertible notes for approximately 4.9 million shares of the Company's common stock plus a cash payment totaling $14.2 million for the premium on the principal and unpaid interest to maturity.

Conference call:

The Titan International Inc. earnings conference call for the fourth quarter and year ended December 31, 2012, is currently scheduled to be held at 9 a.m. Eastern Time on Tuesday, February 26.

To participate in the conference call, dial (800) 288-8975 five minutes prior to the scheduled time.  International callers dial (612) 332-0228.

Visit our website at www.titan-intl.com for further details.

10-K Filing:

The Form 10-K will be filed on Wednesday, February 27, 2013.

Safe harbor statement:

This press release includes forward-looking statements that involve risks and uncertainties, including risks as detailed in Titan International, Inc.’s periodic filings with the Securities and Exchange Commission. The company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties and the company undertakes no obligation to publicly update or revise any forward-looking statements.

Company description:

QUINCY, Ill.—Titan International Inc. (NYSE: TWI), a holding company, owns subsidiaries that supply wheels, tires, assemblies and undercarriage for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles) applications.

Consolidated Statements of Operations (Unaudited)
For the three and twelve months ended December 31, 2012 and 2011

Amounts in thousands except earnings per share data.	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Net sales	$493,638	$402,917	$1,820,678	$1,486,998
Cost of sales	442,109	344,409	1,526,539	1,254,890
Gross profit	51,529	58,508	294,139	232,108

Selling, general and administrative expenses	46,415	35,503	126,157	85,917
Research and development expenses	2,692	1,235	7,148	4,228
Royalty expense	3,520	2,260	12,260	9,790
Supply agreement termination income	0	0	(26,134)	0
Income (loss) from operations	(1,098)	19,510	174,708	132,173

Interest expense	(8,959)	(6,214)	(27,658)	(25,259)
Noncash convertible debt conversion charge	0	0	0	(16,135)
Noncash Titan Europe Plc gain	26,700	0	26,700	0
Other income	660	3,209	6,823	5,116
Income (loss) before income taxes	17,303	16,505	180,573	95,895

Provision (benefit) for income taxes	21,891	2,414	86,613	37,759

Net income (loss)	$(4,588)	$14,091	$93,960	$58,136

Net (income) loss attributable to noncontrolling interests	(1,087)	(370)	(1,593)	(16)
Net income (loss) attributable to Titan	$(3,501)	$14,461	$95,553	$58,152
Earnings (loss) per common share:
Basic	$(.07)	$.34	$2.20	$1.40
Diluted	(.07)	.29	1.83	1.18

Average common shares outstanding:
Basic	47,047	42,088	43,380	41,657
Diluted	47,278	53,254	54,662	53,144

Segment Information
 Revenues from external customers (Unaudited)
Amounts in thousands	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Agricultural	$249,036	$246,972	$1,080,412	$960,693
Earthmoving/Construction	183,373	82,337	501,617	306,821
Consumer	61,229	73,608	238,649	219,484
Total	$493,638	$402,917	$1,820,678	$1,486,998

Consolidated Condensed Balance Sheets (Unaudited)
Amounts in thousands
	December 31,	December 31,
Assets	2012	2011
Current assets:
Cash & cash equivalents	$189,114	$129,170
Accounts receivable	297,798	189,527
Inventories	366,385	190,872
Deferred income taxes	52,331	26,775
Prepaid & other current assets	75,140	28,249
Total current assets	980,768	564,593

Property, plant & equipment, net	568,344	334,742
Other assets	143,602	110,951
Total assets	$1,692,714	$1,010,286

Liabilities & equity
Current liabilities:
Short-term debt	$145,801	$11,723
Accounts payable	180,065	76,574
Other current liabilities	135,724	87,469
Total current liabilities	461,590	175,766

Long-term debt	441,438	317,881
Deferred income taxes	61,977	38,691
Other long-term liabilities	107,096	81,069
Total equity	620,613	396,879
Total liabilities & equity	$1,692,714	$1,010,286

Appendix
Titan International, Inc.
Supplemental Consolidated Statement of Income Information
Reconciliation of GAAP to Non-GAAP Financial Measures-Unaudited
Amounts in thousands except earnings per share data

The Company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP).  This supplemental schedule provides adjusted non-GAAP financial information and a quantitative reconciliation of the difference between non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

The SEC’s Regulation G applies to any public disclosure or release of material information that includes a non-GAAP financial measure.  The non-GAAP financial measure should be considered supplemental to, not a substitute for, the financial measures calculated in accordance with GAAP.  It has limitations in that it does not reflect all of the costs associated with the operations of our businesses as determined in accordance with GAAP.  In addition, this measure may not be comparable to non-GAAP financial measures reported by other companies.

The non-GAAP financial measure of adjusted net income assists investors with analyzing our business results as well as with predicting future performance.  In addition, this non-GAAP financial measure is reviewed by management in order to evaluate the financial performance of each segment as well as the Company as a whole.  We believe that the presentation of this non-GAAP financial measure will permit investors to assess the performance of the Company on the same basis as management.

As a result, one should not consider this measure in isolation or as a substitute for our results reported under GAAP.  We compensate for these limitations by analyzing results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to non-GAAP results.

The table below provides a reconciliation of the non-GAAP financial measures with the most directly comparable GAAP financial measures for December 31, 2012.
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

Net income (loss)	$(3,501)	$14,461	$95,553	$58,152

Europe acquisition costs, not taxable	(133)	0	2,703	0
Europe rationalization costs, net of tax	2,514		2,514
Noncash Titan Europe Plc gain, net of tax	(12,320)	0	(12,320)	0
Unrecognized tax benefit	2,306	0	6,654	0
Inventory write ups from recent acquisitions	15,249	0	18,174	0
Supply Agreement Term Income-net of tax	0	0	(17,248)	0
CEO incentive compensation, net of tax	0	2,921	5,127	(64)
Brea legal fees and interest, net of tax	0	1,269	0	1,269
Noncash convertible debt charge	0	0	0	16,135
Adjusted net income	$4,115	$18,651	$101,157	$75,492

Adjusted earnings per common share:
Basic	$0.09	$0.44	$2.33	$1.81
Diluted	$0.09	$0.37	$1.93	$1.50

Average common shares outstanding:
Basic	47,047	42,088	43,380	41,657
Diluted	47,278	53,254	54,662	53,144

Contact: Krista Gray
Investor Relations Manager
(217) 221-4773